Exhibit 99.1

CorMedix Inc. Provides Update on Neutrolin® Ongoing Phase 3 Clinical Trial
Following Favorable FDA Correspondence

Bedminster, NJ – August 2, 2017 – CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today provided an update on the Phase 3 clinical program for Neutrolin®, the Company’s lead product candidate in the U.S., following recent favorable correspondence with the U.S. Food and Drug Administration (FDA). Based on a review of the status of the ongoing LOCK-IT-100 clinical study and a revised plan put forth by CorMedix, the FDA agreed to key changes to the study. The Company believes that the changes endorsed by the FDA will facilitate the company’s ability to complete the on-going Phase 3 study as previously announced by year-end 2018.

The Company sought guidance from the FDA to address, in part, the apparent overall lower rate of catheter-related blood stream infection (CRBSI) events as announced in April 2017.

The following changes have been made:

1.
Use of a Clinical Adjudication Committee (CAC): The FDA agreed to the utilization of a Clinical Adjudication Committee (CAC) to critically and independently assess suspected CRBSIs.
2.
Single blood culture: The FDA agreed that the CAC will critically and independently assess suspected CRBSIs in a blinded fashion based on a single positive blood culture and supporting documentation. The current protocol definition requires two positive blood cultures. The FDA has agreed that the cases adjudicated by the CAC to be CRBSI events and the per protocol definition of CRBSI events will be included in the primary analysis of the primary efficacy endpoint of the LOCK-IT-100 study.
3.
Enhance capture of cases occurring outside of dialysis centers: This key change was designed to facilitate more complete capture of CRBSI events in the study, particularly when patients present with CRBSI events outside of the dialysis center setting (emergency rooms or urgent care centers).
4.
Study design: CorMedix has revised the design of the study to detect a treatment effect of 55% or greater when comparing the Neutrolin® and heparin control arms. The amended study assumptions including a reduction in statistical power have resulted in a reduction in the total number of CRBSI events required from 161 events to 56 events to complete the study.

CorMedix believes the above-mentioned changes will allow the identification of more infections, enabling a single interim analysis, which is anticipated to occur in the fourth quarter of 2017 based on 28 CRBSI events.  Should the interim analysis show sufficient efficacy it may be possible to conclude the study earlier than projected.

Khoso Baluch, CorMedix Chief Executive Officer stated, “We are very pleased to have agreement from the FDA regarding proposed revisions to our ongoing trial to assess the safety and efficacy of Neutrolin in preventing catheter-related bloodstream infections in patients receiving hemodialysis therapy as treatment for end-stage renal disease. We expect these changes to have a positive impact on our ability to more comprehensively capture CRBSI events in the study. Further, based on our experience in the LOCK-IT-100 trial, we are reassessing the structure of our second planned Phase 3 study to seek possible efficiencies and improvements in its design and execution. We anticipate this process will be completed within the next several months and we will provide updates as we are able.”

About CorMedix Inc.
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin is currently in a Phase 3 clinical trial in patients undergoing chronic hemodialysis via a central venous catheter. The Company is working on the design of a planned second Phase 3 clinical trial, which, if approved, would be subject to sufficient resources. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity upon U.S. approval. It is already a CE Marked product in Europe and other territories. For more information, visit: www.cormedix.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to possible uses of taurolidine, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the possible inability to capture sufficient CRBSI events in the ongoing Phase 3 clinical trial for Neutrolin® even with the reported changes to that trial; the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on planned or future research, including for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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